Exhibit 10.3

GENERAL RELEASE AND SETTLEMENT AGREEMENT

THIS GENERAL RELEASE AND SETTLEMENT AGREEMENT (this “Release Agreement”) is entered into as of October 23, 2025 (the “Effective Date”) by and among New Era Energy & Digital, Inc., a Nevada corporation (the “Company”), Joel Solis (“Shareholder A”), Casey Solis (“Shareholder B”) and Robert Solis (“Shareholder C”) (collectively, the “Shareholders” and each individually, a “Shareholder”). The Company and the Shareholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Shareholders are shareholders of the Company but are not currently officers, directors or nominees for director of the Company;

WHEREAS, the Parties desire to fully resolve any and all claims or potential claims between them, without any admission of liability or wrongdoing by any Party;

WHEREAS, the Shareholders acknowledge that they are receiving valuable consideration from the Company pursuant to the Agreement, which is of substantial economic benefit to the Shareholders; and

WHEREAS, the releases of the Shareholders and the understandings of the Parties are set forth herein.

NOW, THEREFORE, for substantial economic benefit and any other good and valuable consideration exchanged, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Shareholders’ Releases of Liabilities. Each Shareholder, on behalf of himself, his spouse and heirs, executors, administrators, assigns, and any trust established for the benefit of any of the foregoing (collectively, the “Shareholder Related Persons”), hereby absolutely, unconditionally and irrevocably releases and discharges the Company and its past and present affiliates, shareholders, equity holders, employees, directors, officers, agents, representatives, successors and assigns (collectively, the “Company Releasees”) from any and all past, present and future claims, demands, actions, suits, proceedings, debts, obligations, damages and liabilities, costs and expenses whatsoever (whether known or unknown, suspected or unsuspected, absolute or contingent, both at law and in equity) which Shareholder or its Shareholder Related Persons now have, may have (or had in the past) against, may hereafter have, or that may be claimed to have been caused by the Company Releasees, arising as a result of any event or condition, or action or inaction of the Company Releasees, occurring and relating to any and all claims relating to the Company, including any act, omission, transaction or occurrence through the date of this Release Agreement.

Shareholder further agrees, on behalf of itself and its Shareholder Related Persons, to (1) refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Company Releasees based upon any matter purported to be released hereunder and (2) expressly waive (provided, however, such waiver does not extend to claims arising out of, based upon or relating to the breach by any Party of any of the provisions of this Release Agreement, or any of the ancillary documents delivered thereunder or in connection therewith), surrender and forego any and all protection, rights or benefits to which it or they otherwise would be entitled by virtue of the existence of any applicable law.

2.	Complete Bar and Defense Against Claims. Execution of this Release Agreement by the Parties operates as a complete bar and defense against (a) any and all claims described in Section 1 against any Company Releasee. If any Shareholder should, directly or indirectly, individually or through one or more intermediaries, hereafter make any of the claims described in Section 1 in any charge, complaint, action, claim or proceeding against the Company, such claim shall constitute a breach of this Release Agreement, this Release Agreement may be raised as and shall constitute a complete bar to any such charge, complaint, action, claim or proceeding and the Company or such Company Releasee shall be entitled to and shall recover from the Shareholders, on a joint and several basis, all costs incurred, including reasonable attorneys’ fees, in defending against any such charge, complaint, action, claim or proceeding.

3.	Representations and Warranties. Each Shareholder represents and warrants that:

(a)	He has the full right and authority to enter into this Release Agreement;

(b)	He has not assigned or transferred any claim released herein;

(c)	He has had the opportunity to seek independent legal advice concerning this Release Agreement; and

(d)	He is not relying on any statement or representation not expressly set forth in this Release Agreement.

4.	Successors and Assigns. This Release Agreement shall extend to and be binding upon each Shareholder, such Shareholder’s successors and assigns, and shall inure to the benefit of the Company released hereby and the Company’s respective successors and assigns.

5.	Governing Law. This Release Agreement, and any dispute, claim or controversy arising out of or relating to this Release Agreement (whether in contract, tort, statute or otherwise) shall be governed by, construed and interpreted in accordance with the laws of the State of Nevada, without giving effect to any choice or conflict of law provision that would cause the laws of any jurisdiction other than the State of Nevada to apply.

6.	Severability. If any one or more of the provisions of this Release Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Release Agreement and all other applications of any such provision shall not be affected thereby.

7.	No Admission. Neither the execution nor the delivery of this Release by the Parties is an admission of any wrongdoing or liability whatsoever on the part of the Company.

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IN WITNESS WHEREOF, the undersigned Parties have duly executed this Release Agreement as of the date first written above.

Company:

NEW ERA ENERGY & DIGITAL, INC.

/s/ E. Will Gray II
Name: E. Will Gray II
Title: Chief Executive Officer

Shareholder A:

/s/ Joel Solis
Name: Joel Solis

Shareholder B:

/s/ Casey Solis
Name: Casey Solis

Shareholder C:

/s/ Robert Solis
Name: Robert Solis

[Signature Page to General Release and Settlement Agreement]

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